EXHIBIT 99(c)



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                         DELTA CAPITAL TECHNOLOGIES INC.
            Suite 255 - 999 - 8th Street South West, Calgary, Alberta

January 7, 2000

Ms. Judith Miller
Suite B201 - 1331 Homer Street
Vancouver, BC  V6B 5M5

Dear Ms. Miller:

              Re: Delta Capital Technologies, Inc. (the "Company") Amendment to Stock Option Agreement dated September 15, 1999

We confirm that pursuant to directors resolutions dated December 30, 1999 the Company has extended the expiration date of your stock options from December 31, 1999 to March 31, 2000.

Yours truly,

DELTA CAPITAL TECHNOLOGIES INC.

Per:

/s/ Paul Davis

Paul Davis